Exhibit 99.B(h)(3)

SCHEDULE D

TO THE AMENDED AND RESTATED

ADMINISTRATION AND TRANSFER AGENCY AGREEMENT

BETWEEN

SEI INSTITUTIONAL INVESTMENTS TRUST

AND

SEI INVESTMENTS FUND MANAGEMENT

DATED AS OF DECEMBER 10, 2003

AS AMENDED SEPTEMBER 16, 2004 and JUNE 23, 2006

Portfolios:

This Agreement shall apply with respect to all portfolios of the Trust, either now existing or in the future created. The following is a listing of the current portfolios of the Trust (collectively, the “Funds”):

	Large Cap Fund
	Small Cap Fund
	International Equity Fund
	Emerging Markets Equity Fund
	Core Fixed Income Fund
	High Yield Bond Fund
	International Fixed Income Fund
	Large Cap Index Fund
	Large Cap Disciplined Equity Fund
	Large Cap Diversified Alpha Fund
	Small/Mid Cap Equity Fund
	Long Duration Fund
	Extended Duration Fund
	Global Equity Fund
	World Equity Ex-US Fund
	Emerging Markets Debt Fund

Fees:	Pursuant to Article 5, the Trust shall pay the Administrator the following fees, at the annual rate set forth below calculated based upon the aggregate average daily net assets of the Trust:

	Large Cap Fund – Class A Shares	0.05%
	Small Cap Fund – Class A Shares	0.05%
	International Equity Fund – Class A Shares	0.05%
	Emerging Markets Equity Fund – Class A Shares	0.05%
	Core Fixed Income Fund – Class A Shares	0.05%
	High Yield Bond Fund – Class A Shares	0.05%
	International Fixed Income Fund – Class A Shares	0.05%
	Large Cap Index Fund – Class A Shares	0.05%
	Emerging Markets Debt – Class A Shares	0.05%
	Large Cap Diversified Alpha – Class A Shares	0.05%
	Large Cap Disciplined Equity Fund – Class A Shares	0.05%
	Small/Mid Cap Equity Fund – Class A Shares	0.05%
	Long Duration Bond Fund – Class A Shares	0.05%
	Extended Duration Bond Fund – Class A Shares	0.05%
	Global Equity Fund – Class A Shares	0.05%
	World Equity Ex-US Fund – Class A Shares	0.05%